Exhibit 11.1

                        COMPUTATION OF EARNINGS PER SHARE


                                                       Three months ended
                                                           December 31
                                                           -----------
                                                    1996                1995
                                                    ----                ----

Net loss                                       $(1,392,000)        $(   291,000)

Deemed preferred stock dividend relating to
      in-the-money conversion terms            (   221,000)                   -

Accretion on Preferred Stock                   (   139,000)                   -
                                                ----------           ----------

Net loss applicable to common stockholders     $(1,752,000)        $(   291,000)
                                                 =========           ==========

Weighted average number of shares of
      common stock outstanding                  16,527,588           10,457,547
                                                ==========           ==========

Net (loss) applicable to common share               $ 0.11              $ 0.03
                                                      ====                ====